Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Lower Third Quarter Sales Levels

(Bassett, Va.) – August 31, 2006 – Bassett Furniture Industries Inc. (NASDAQ: BSET) announced today that its third quarter earnings will be negatively impacted by lower sales levels and slightly reduced margins, compared to the year ago period.

Third quarter sales for the three month period ended August 26, 2006, are expected to be approximately seven percent below third quarter 2005 levels. This shortfall is primarily due to soft retail conditions especially in the past two months which has impacted both retail sales and wholesale shipments. The decline is also partially due to the sale of the Company’s Weiman Division at the end of April 2006.

“Like many other retailers, we have seen a softening in consumer traffic as higher interest rates and higher gasoline prices are obviously having an impact on the discretionary spending of many consumers,” said Robert H. Spilman Jr., Bassett’s president and chief executive officer. “We have several marketing and merchandising initiatives underway which we believe will positively impact Bassett’s sales performance in future months.”

These initiatives include the following:

•	Consumer Catalog – Bassett launched its first-ever catalog targeted directly at consumers. Last week, the 84-page book was shipped to 1.2 million households in 21 markets across the United States. The primary purpose of the catalog is to drive consumers to the stores, with secondary goals of improving the Company’s overall brand image, brand preference and website traffic. Consumers will be able to log on to Bassett’s website, bassettfurniture.com, to view the catalog and to request a hard copy through the mail.

•	Commitment to Quick Delivery – The Company announced this month to its Bassett Furniture Direct store network a new shipping and selling plan to deliver its most popular stock products to consumers within 10 days and certain made to order products in 30 days.

•	New Product Introductions – New products focusing on bedroom and upholstery groups in the Company’s core middle-price point category will be introduced during the High Point Furniture Market in October.

•	New Store Prototype – A new prototype for the Bassett store will roll out in the Spring of 2007. Key elements of the new prototype will be incorporated into existing stores late this year and throughout 2007.

“These are exciting and necessary changes for the Company and combined with recent additions to our retail team will better position us for sales growth through selling more furniture in our current Bassett stores,” said Mr. Spilman. As previously announced, Bassett appointed Jason Camp as senior vice president of retail, a new role responsible for sales, marketing, retail merchandising and corporate store operations.

Some of these changes are negatively impacting retail segment gross margins in the short-term as many of the stores have been selling selected products at clearance prices in order to prepare for the arrival of new products and featured catalog products. The Company-owned stores have also been discounting more aggressively in response to the slower pace of traffic in the stores.

Bassett’s effort to merge the 25 corporate stores from five independent operating units into a centrally managed operation continues. As previously discussed, changes being made to drive more traffic, improve staffing, standardize pricing and streamline operations are taking longer than anticipated to implement. These changes have also resulted in short term challenges but are expected to lead to improvement in the long-term.

The Company plans to release third quarter earnings on September 26, 2006.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With more than 130 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly and professional environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com. [BSET-G]

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” “aimed” or similar expressions, or those relating to or anticipating financial results for the third quarter of 2006 and periods beyond, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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